Exhibit 99.1

October 19, 2011 03:00 AM Pacific Daylight Time

PocketFinder GPS Personal Locator Now Available for Retail Purchase in Stores throughout U.S. and Canada

IRVINE, Calif.--(BUSINESS WIRE)--Location Based Technologies® Inc. (OTCBB:LBAS) today announced its PocketFinder® GPS Personal Locator device is now available for purchase exclusively at Apple Retail Stores® (https://www.apple.com/retail/locator) throughout the United States and Canada (NASDAQ:AAPL).

The PocketFinder Personal Locator is a groundbreaking device that will change the way families stay connected and assets are located. The rugged and waterproof PocketFinder Personal Locator fits easily in a pocket, purse or backpack and provides real time information about location of the device, as well as 60+ day location history. PocketFinder Personal is ideal for staying connected with young children, teenage drivers, pets, assets, special needs family members and the elderly.

“Having our PocketFinder GPS Personal Locators sold by one of the world’s great retailers, Apple, is an honor as well as a strong statement about the superior performance and ease of use our customers are looking for in a location device,” stated Dave Morse, CEO of Location Based Technologies.

The PocketFinder Personal Locator has a best-in-class end user interface, which can be accessed via a web browser or any web-enabled phone. The PocketFinder GPS Mapping Application pinpoints the location of all selected PocketFinder GPS Personal Locator within 10 feet. Users can customize the map application by establishing zones that automatically send alerts if a device enters or leaves a zone. Alerts are sent instantly via email, SMS text and push notification.

As part of its support for Apple products, Location Based Technologies has also released free iOS 5-compatible PocketFinder Personal GPS Locator and GPS Vehicle Locator apps for iPhone™, iPad® and iPod® Touch. These apps, which offer most of the functionality of the browser version, can be downloaded from Apple’s App Store at http://itunes.apple.com/us/app/pocketfinder-2/id468281892?mt=8.

MSRP for the PocketFinder GPS Personal Locator is $149 and includes two months of service. Ongoing connectivity charge is $12.95 per month.

About Location Based Technologies

A publicly traded company, Location Based Technologies (OTCBB: LBAS) designs and develops PocketFinder personal locator devices for a highly mobile society. PocketFinder devices provide an easy solution to help people use technology to stay connected to what they value most—loved ones, pets, vehicles and assets—at any time from almost anywhere. PocketFinder products include the GPS Vehicle Locator, Personal GPS Locator and GPS Pet Locator. For more information, visit http://www.pocketfinder.com.

Connect with PocketFinder on Facebook: http://www.facebook.com/PocketFinder or follow on Twitter at https://twitter.com/#!/PocketFinderGPS.

PocketFinder and Location Based Technologies, Inc. are trademarks of Location Based Technologies, Inc. registered in the U.S. and other countries.

This news release contains forward-looking statements that involve risks and uncertainties. Actual results and outcomes may differ materially from those discussed or anticipated. For a more detailed discussion of these and associated risks, see the company's most recent document filed with the Securities and Exchange Commission.